EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Zions Bancorporation

We consent to incorporation by reference in the pre-effective amendment No. 1 to Registration Statement (No. 333-39688) on Form S-4 of Zions Bancorporation of our report dated February 7, 2000, relating to the consolidated balance sheets of Zions Bancorporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, and changes in shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Zions Bancorporation.


/s/ KPMG LLP


Salt Lake City, Utah
June 21, 2000